Exhibit 10.3

Restricted Stock Unit No.

ASPEN AEROGELS, INC.

Restricted Stock Unit Award Grant Notice for Employees, Directors and Consultants

Restricted Stock Unit Award Grant under the Company’s

2014 Employee, Director and Consultant Equity Incentive Plan

1.	Name and Address of Participant:

2.	Date of Grant of Restricted Stock Unit Award:

3.	Maximum Number of Shares underlying Restricted Stock Unit Award:

4.	Vesting of Award: [This Restricted Stock Unit Award shall vest in [ ] installments (provided that the number of shares vesting on each date shall be rounded down to the nearest whole number, whilst the number of shares vesting on the final vesting date shall be the remaining unvested balance of the Shares) as follows provided the Participant is an Employee, director or Consultant of the Company or of an Affiliate on the applicable vesting date:]

[Insert Vesting Schedule]

[Notwithstanding the foregoing vesting schedule, 100% of the then unvested portion of this Restricted Stock Unit Award shall vest in the event of a Change of Control, unless the Participant receives an offer to remain employed by the Company in the position specified in his or her employment agreement (and lacking one, in the position held by such person immediately prior to the Change of Control) (or equivalent position) at a comparable rate of compensation, bonus, benefits and other material terms as contained herein for at least two years following the Change of Control event. In addition, 100% of the then unvested portion of this Restricted Stock Unit Award shall vest in the event of a termination of the Participant’s employment with the Company without Cause or by the Participant for Good Reason at any time during the two (2) year period following the consummation of a Change of Control transaction.]

[As used herein, “Cause” means: (i) willful misconduct, dishonesty, fraud or breach of fiduciary duty to the Company; (ii) deliberate disregard of the lawful rules or policies of the Company, or breach of an employment or other agreement with the Company, which results in direct or indirect loss, damage or injury to the Company; (iii) the unauthorized disclosure of any trade secret or confidential information of the Company; (iv) the commission of an act which constitutes unfair competition with the Company or which induces any customer or supplier to breach a contract with the Company or (v) conduct substantially prejudicial to the business of the Company or any Affiliate.]

[As used herein a “Change of Control” means any of the following: (i) any Person or Group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) (other than a Person or Group which is a shareholder of the Company on March 17, 2010) is or becomes the beneficial owner, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of capital stock of the Company entitling such Person or Group to control 50% or more of the total voting power of the capital stock of the Company entitled to vote generally in the election of directors, where any voting capital stock of which such Person or Group is the beneficial owner that are not then outstanding are deemed outstanding for purposes of calculating such percentage; other than in connection with the Company’s issuance of its capital stock in a bona-fide financing transaction the proceeds of which are to be utilized for its general corporate purposes (including without limitation the retirement or repayment of outstanding debt obligations), or (ii) any sale or transfer of all or substantially all of the assets of the Company to another Person. “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity, including a governmental entity or any department, agency or political subdivision thereof.]

[As used herein, “Good Reason” means: (i) any material breach by the Company of any employment agreement with the Participant that is not cured by the Company within thirty (30) days after written notice specifying in reasonable detail the nature of such material breach is provided to the Company by the Participant; (ii) the demotion of the Participant such that the Participant no longer serves in the position specified in his or her employment agreement (and lacking one, in the position held by such person on the Date of Grant) or a material reduction in the Participant’s current duties and authority in such position, in each case, without his or her consent; (iii) the written demand by the Company for the Participant to relocate or commute more than 40 miles from Northborough, Massachusetts without his or her consent; or (iv) any reduction by the Company in the Participant’s base salary without his or her consent.]

Notwithstanding the foregoing, in the event the Participant ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability while the Participant is an Employee, director or Consultant of the Company or of an Affiliate, the then unvested portion of this Restricted Stock Unit Award shall vest to the extent of a pro rata portion through the date of the Participant’s termination of service due to Disability of the number of shares that would have vested on the next vesting date had the Participant not become Disabled. The proration shall be based upon the number of days accrued in the current vesting period prior to the date of the Participant’s termination of service due to Disability.

Notwithstanding the foregoing, in the event of the death of the Participant while an Employee, director or Consultant of the Company or of an Affiliate, the then unvested portion of this Restricted Stock Unit Award shall vest to the extent of a pro rata portion through the date of death of the number of shares that would have vested on the next vesting date had the Participant not died. The proration shall be based upon the number of days accrued in the current vesting period prior to the Participant’s date of death.

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The Company and the Participant acknowledge receipt of this Restricted Stock Unit Award Grant Notice and agree to the terms of the Restricted Stock Unit Agreement attached hereto and incorporated by reference herein, the Company’s 2014 Employee, Director and Consultant Equity Incentive Plan and the terms of this Restricted Stock Unit Award as set forth above.

ASPEN AEROGELS, INC.

By:
Name:
Title:

Participant

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ASPEN AEROGELS, INC.

RESTRICTED STOCK UNIT AGREEMENT -

INCORPORATED TERMS AND CONDITIONS

AGREEMENT made as of the date of grant set forth in the Restricted Stock Unit Award Grant Notice between Aspen Aerogels, Inc. (the “Company”), a Delaware corporation, and the individual whose name appears on the Restricted Stock Unit Award Grant Notice (the “Participant”).

WHEREAS, the Company has adopted the Aspen Aerogels, Inc. 2014 Employee, Director and Consultant Equity Incentive Plan (the “Plan”), to promote the interests of the Company by providing an incentive for Employees, directors and Consultants of the Company and its Affiliates;

WHEREAS, pursuant to the provisions of the Plan, the Company desires to grant to the Participant restricted stock units (“RSUs”) related to the Company’s common stock, par value $0.00001 per share (“Common Stock”), in accordance with the provisions of the Plan, all on the terms and conditions hereinafter set forth; and

WHEREAS, the Company and the Participant understand and agree that any terms used and not defined herein have the meanings ascribed to such terms in the Plan.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Grant of Award. The Company hereby grants to the Participant the number of RSUs set forth in the Restricted Stock Unit Award Grant Notice (the “Award”) which represents a contingent entitlement of the Participant to receive shares of Common Stock, on the terms and conditions and subject to all the limitations set forth herein and in the Plan, which is incorporated herein by reference. The Participant acknowledges receipt of a copy of the Plan.

2. Vesting of Award.

(a) Subject to the terms and conditions set forth in this Agreement and the Plan, the Award granted hereby shall vest as set forth in the Restricted Stock Unit Award Grant Notice and is subject to the other terms and conditions of this Agreement and the Plan. On each vesting date set forth in the Restricted Stock Unit Award Grant Notice, the Participant shall be entitled to receive such number of shares of Common Stock equivalent to the number of RSUs set forth opposite such vesting date provided that, on such vesting date, the Participant is a director, Employee or Consultant of the Company or an Affiliate. Such shares of Common Stock shall thereafter be delivered by the Company to the Participant within five days of the applicable vesting date and in accordance with this Agreement and the Plan. The purchase price is $0.00001 per share payable if and when shares of Common Stock are issued by the Company, which payment will be made by the Company on behalf of the Participant as compensation for the Participant’s prior service to the Company and which amount will be reported as income on the Participant’s W-2 (or other applicable form) in the year of payment.

(b) Except as otherwise set forth in this Agreement, if the Participant ceases to be, for any reason, a director, Employee or Consultant of the Company or an Affiliate (the “Termination”) prior to a vesting date set forth in the Restricted Stock Unit Award Grant Notice, then as of the date on which such relationship is terminated with the Participant, all unvested RSUs shall immediately be forfeited to the Company and this Agreement shall terminate and be of no further force or effect.

3. Prohibitions on Transfer and Sale. This Award (including any additional RSUs received by the Participant as a result of stock dividends, stock splits or any other similar transaction affecting the Company’s securities without receipt of consideration) shall not be transferable by the Participant otherwise than (i) by will or by the laws of descent and distribution, or (ii) pursuant to a qualified domestic relations order as defined by the Internal Revenue Code or Title I of the Employee Retirement Income Security Act or the rules thereunder. Except as provided in the previous sentence, the shares of Common Stock to be issued pursuant to this Agreement shall be issued, during the Participant’s lifetime, only to the Participant (or, in the event of legal incapacity or incompetence, to the Participant’s guardian or representative). This Award shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of this Award or of any rights granted hereunder contrary to the provisions of this Section 3, or the levy of any attachment or similar process upon this Award shall be null and void.

4. Adjustments. The Plan contains provisions covering the treatment of RSUs and shares of Common Stock in a number of contingencies such as stock splits. Provisions in the Plan for adjustment with respect to this Award and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.

5. Securities Law Compliance. The Participant specifically acknowledges and agrees that any sales of shares of Common Stock shall be made in accordance with the requirements of the Securities Act of 1933, as amended. The Company currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the Common Stock to be granted hereunder. The Company intends to maintain this registration statement but has no obligation to do so. If the registration statement ceases to be effective for any reason or there is a restriction under foreign law, a Participant will not be able to transfer or sell any of the shares of Common Stock issued to the Participant pursuant to this Agreement unless exemptions from registration or filings under applicable securities laws are available. Furthermore, despite registration, applicable securities laws may restrict the ability of the Participant to resell his or her Common Stock, including due to the Participant’s affiliation with the Company. The Company shall not be obligated to either issue the Common Stock or permit the resale of any shares of Common Stock if such issuance or resale would violate any applicable securities law, rule or regulation.

6. Rights as a Stockholder. The Participant shall have no right as a stockholder, including voting and dividend rights, with respect to the RSUs subject to this Agreement.

7. Incorporation of the Plan. The Participant specifically understands and agrees that the RSUs and the shares of Common Stock to be issued under the Plan will be issued to the Participant pursuant to the Plan, a copy of which Plan the Participant acknowledges he or she has read and understands and by which Plan he or she agrees to be bound. The provisions of the Plan are incorporated herein by reference.

8. Tax Liability of the Participant and Payment of Taxes. The Participant acknowledges and agrees that any income or other taxes due from the Participant with respect to this Award or the shares of Common Stock to be issued pursuant to this Agreement or otherwise sold shall be the Participant’s responsibility. Without limiting the foregoing, the Participant agrees that if under applicable law the Participant will owe taxes at each vesting date on the portion of the Award then vested the Company shall be entitled to immediate payment from the Participant of the amount of any tax required to be withheld by the Company. Any taxes due shall be paid, at the option of the Company as follows:

(a) through reducing the number of shares of Common Stock entitled to be issued to the Participant on the applicable vesting date in an amount equal to the amount of minimum withholding tax due and payable by the Company. Fractional shares will not be retained to satisfy any portion of the withholding tax. Accordingly, the Participant agrees that in the event that the amount of withholding tax owed would result in a fraction of a share being owed, that amount will be satisfied by withholding the fractional amount from the Participant’s paycheck;

(b) requiring the Participant to deposit with the Company an amount of cash equal to the amount determined by the Company to be required with respect to the statutory minimum of the Participant’s estimated total federal, state and local tax obligations or otherwise withholding from the Participant’s paycheck an amount equal to the withholding tax due and payable; or

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(c) if the Company believes that the sale of shares can be made in compliance with applicable securities laws, authorizing, at a time when the Participant is not in possession of material nonpublic information, the sale by the Participant on the applicable vesting date of such number of shares of Common Stock as the Company instructs a registered broker to sell to satisfy the Company’s withholding obligation, after deduction of the broker’s commission, and the broker shall be required to remit to the Company the cash necessary in order for the Company to satisfy its withholding obligation. To the extent the proceeds of such sale exceed the Company’s tax withholding obligation the Company agrees to pay such excess cash to the Participant as soon as practicable. In addition, if such sale is not sufficient to pay the Company’s tax withholding obligation the Participant agrees to pay to the Company as soon as practicable, including through additional payroll withholding, the amount of any tax withholding obligation that is not satisfied by the sale of shares of Common Stock. The Participant agrees to hold the Company and the broker harmless from all costs, damages or expenses relating to any such sale. The Participant acknowledges that the Company and the broker are under no obligation to arrange for such sale at any particular price. In connection with such sale of shares of Common Stock, the Participant shall execute any such documents requested by the broker in order to effectuate the sale of shares of Common Stock and payment of the withholding obligation to the Company. The Participant acknowledges that this paragraph is intended to comply with Section 10b5-1(c)(1(i)(B) under the Exchange Act.

The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.

9. Participant Acknowledgements and Authorizations.

The Participant acknowledges the following:

(a) The Company is not by the Plan or this Award obligated to continue the Participant as an Employee, director or Consultant of the Company or of an Affiliate.

(b) The Plan is discretionary in nature and may be suspended or terminated by the Company at any time.

(c) The grant of this Award is considered a one-time benefit and does not create a contractual or other right to receive any other award under the Plan, benefits in lieu of awards or any other benefits in the future.

(d) The Plan is a voluntary program of the Company and future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the amount of any award, vesting provisions and the purchase price, if any.

(e) The value of this Award is an extraordinary item of compensation outside of the scope of any employment or service. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. The future value of the shares of Common Stock is unknown and cannot be predicted with certainty.

(f) The Participant (i) authorizes the Company and its Affiliates or, if the Participant is not employed by the Company or an Affiliate, his or her employer, to furnish the Company and its Affiliates (and any agent administering the Plan or providing recordkeeping services) with such information and data as it shall request in order to facilitate the grant of the Award and the administration of the Plan, (ii) waives any data privacy rights he or she may have with respect to such information or the sharing of such information, and (iii) authorizes the Company and its Affiliates to store and transmit such information in electronic form.

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10. Notices. Any notices required or permitted by the terms of this Agreement or the Plan shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:

Aspen Aerogels, Inc.

30 Forbes Road, Building B

Northborough, MA 01532

Attention: Chief Financial Officer

If to the Participant at the address set forth on the Restricted Stock Unit Award Grant Notice or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given on the earliest of receipt, one business day following delivery by the sender to a recognized courier service, or three business days following mailing by registered or certified mail.

11. Assignment and Successors.

(a) This Agreement is personal to the Participant and without the prior written consent of the Company shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Participant’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

12. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Delaware, without giving effect to the conflict of law principles thereof. For the purpose of litigating any dispute that arises under this Agreement, whether at law or in equity, the parties hereby consent to exclusive jurisdiction in the Commonwealth of Massachusetts and agree that such litigation shall be conducted in the state courts of Middlesex County, Massachusetts or the federal courts of the United States for the District of Massachusetts.

13. Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.

14. Entire Agreement. This Agreement, together with the Plan, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

15. Modifications and Amendments; Waivers and Consents. The terms and provisions of this Agreement may be modified or amended as provided in the Plan. Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

16. Section 409A. The Award of RSUs evidenced by this Agreement is intended to be exempt from the nonqualified deferred compensation rules of Section 409A of the Code as a “short term deferral” (as that term is used in the final regulations and other guidance issued under Section 409A of the Code, including Treasury Regulation Section 1.409A-1(b)(4)(i)), and shall be construed accordingly.

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